CATERPILLAR FINANCIAL SERVICES CORPORATION

POWERNOTES (SM)

With Maturities of 9 months or more from Date of Issue

Registration No.  333-97047

Filed Pursuant to Rule 424 (b) (3)

PRICING SUPPLEMENT NO.  395                                                                    Trade Date:  02/23/04

(To Prospectus Supplement dated August 15, 2002 &

  Prospectus dated August  8, 2002)                                                                 Issue Date:   02/26/04

The Date of this Pricing SupplementFebruary 23, 2004

SUBJECT TO REDEMPTION OR REPAYMENT

  CUSIP                                                                                                                                    Date and terms of redemption or

     or        Stated                                                                     Interest                                       repayment (including any

Common  Interest                      Price to  Discounts &         Payment     Survivors                  applicable regular or special

  Code      Rate (1)   Maturity  Public (2) Commissions       Frequency       Option   Yes/No     record dates)

14911QSL6   3.35%         08/15/09           100%               1.0 %                   Monthly                        YES          NO

Principal                                                                                  1st Payment             Day

Amount                   Proceeds                  Dealer                            Date                   Count

$1,781,000.00         $1,763,190.00         ABN AMRO Inc.        03/15/04                               30/360

Original Issue Discount Note:                                                                           Total Amount of OID:

____  Yes                X    No                                                                                   N/A

The interest rates on the PowerNotes (SM) may be changed by Caterpillar Financial Services Corporation from time to time, but any such change will not affect the interest rate on any PowerNotes (SM) offered prior to the effective date of the change.   Prior to the date of this Pricing Supplement, $442.121 mm principal amount of the PowerNotes (SM) were sold at interest rates then in effect.  Subsequent offerings of PowerNotes (SM) will be made under the Prospectus Supplement and Prospectus dated August 8, 2002.

Expressed as a percentage of aggregate principal amount.  Actual Price to Public may be less, and will be determined by prevailing market prices at the time of purchase as set forth in the confirmation sheet.